UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 29, 2008

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BLACK HILLS CORPORATION

(Exact name of registrant as specified in its charter)

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South Dakota
(State or other jurisdiction of incorporation)
001-31303	46-0458824
(Commission File Number)	(IRS Employer Identification No.)

625 Ninth Street, PO Box 1400 Rapid City, South Dakota (Address of principal executive offices)	57709-1400
(Zip Code)
605.721.1700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 6, 2007, we entered into agreements with Aquila, Inc. (“Aquila”) to acquire the gas utilities operated by Aquila in Colorado, Iowa, Kansas and Nebraska, and the electric utility operated by Aquila in Colorado, together with certain related assets, for $940 million in cash. At the same time we entered into our agreements with Aquila, Aquila also entered into an agreement with Great Plains Energy Incorporated (“Great Plains”) for the merger of a subsidiary of Great Plains with and into Aquila. Each transaction is contingent on the completion of the other transaction, meaning that one transaction will not be completed unless the other transaction is completed.

The Agreement and Plan of Merger (“Merger Agreement”), the Asset Purchase Agreement (“APA”) and the Partnership Interests Purchase Agreement (“PIPA”), each dated February 6, 2007, provided they may be terminated if the transactions have not been consummated by February 6, 2008 (the “Termination Date”). Each agreement further provides that if any party to the agreement determines that additional time is necessary to obtain any of the specified regulatory consents or approvals, the Termination Date may be extended from time to time by written notice, up to August 6, 2008. Black Hills Corporation, Aquila and Great Plains previously extended the Termination Date under the agreements to May 1, 2008.

On April 29, 2008, Black Hills Corporation, Aquila and Great Plains provided notices to each other again mutually extending the Termination Date under their APA, PIPA and Merger Agreement to August 6, 2008.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10	Mutual Notice of Extension provided as of April 29, 2008, by and among Black Hills Corporation, Aquila, Inc., and Great Plains Energy Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION

By: /s/ Steven J. Helmers
Steven J. Helmers
Senior Vice President
and General Counsel

Date: April 29, 2008

Exhibit Index

Exhibit #

10	Mutual Notice of Extension provided as of April 29, 2008, by and among Black Hills Corporation, Aquila, Inc., and Great Plains Energy Incorporated.

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